Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100891 on Form S-8, Registration Statement No. 333-114022 on Form S-3 and Registration Statement No. 333-146360 on Form S-3 of our report dated February 27, 2009 (except for Note 2, as to which the date is August 5, 2009) with respect to the consolidated financial statements and schedules of Wynn Resorts, Limited for the year ended December 31, 2008, included in this Current Report on Form 8-K dated August 5, 2009.

/s/ ERNST & YOUNG LLP

Las Vegas, Nevada

August 5, 2009